Exhibit 99.1

Verisk Analytics, Inc., Reports Second-Quarter 2013 Financial Results

Delivers 12.9% Revenue Growth and 17.0% Diluted Adjusted EPS Growth

JERSEY CITY, N.J., July 30, 2013 — Verisk Analytics, Inc. (Nasdaq:VRSK), a leading source of information about risk, today announced results for the fiscal quarter ended June 30, 2013.

Financial Highlights

See Tables 4 and 5 for a reconciliation of non-GAAP financial measures to the relevant GAAP measures.

•

Diluted GAAP earnings per share (diluted GAAP EPS) were $0.49 for second-quarter 2013. Diluted adjusted earnings per share (diluted adjusted EPS) were $0.55 for second-quarter 2013, an increase of 17.0% versus the same period in 2012.

•

Total revenue increased 12.9% in second-quarter 2013 compared with second-quarter 2012. Excluding the impact of recent acquisitions, revenue grew 7.8% for second-quarter 2013. Revenue growth in the second-quarter was driven by a 16.6% increase in Decision Analytics revenue, with additional contribution from the 7.0% growth in Risk Assessment revenue.

•	EBITDA increased 13.3% to $185.6 million for second-quarter 2013, with an EBITDA margin of 44.1%.

•	Net income was $84.2 million for second-quarter 2013 and adjusted net income was $94.9 million, an increase of 14.8% and 17.6%, respectively, versus the comparable period in 2012.

•

In second-quarter 2013, the company repurchased a total of $116.1 million of its common stock under its existing repurchase program. As of June 30, 2013, the company had $306.6 million remaining under its share repurchase authorization, including the incremental $300 million authorization announced on June 20.

Scott Stephenson, president and chief executive officer, said, “Second-quarter results were solid and reflected increased organic growth. This strength is a result of the commitment and hard work of our leadership and their teams. Our focus on analytic solutions allows our customers to leverage the power of the increased volume of data available to understand the changing landscape of risk. We are proud to partner with our customers and continue to invest in developing new and enhanced solutions to meet their needs, both in the United States and other parts of the world.

“Consistent with our expectations, we accelerated our insurance solutions growth in the quarter. Our healthcare business continues to deliver excellent results and build for the future. We continue to execute our unified healthcare platform strategy and solutions that respond to the changing nature of risk sharing among industry participants.

“Financial services also remains an area in which we can build on the success of our payments solutions to date. Argus continues to exceed our expectations and be a thought leader within our firm for customer collaboration,” concluded Stephenson.

Table 1: Summary of Results for 2013

(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Revenues	$421,320	$373,226	12.9%	$824,643	$719,727	14.6%
EBITDA	$185,638	$163,805	13.3%	$365,339	$323,432	13.0%
Net income	$84,205	$73,331	14.8%	$164,716	$147,932	11.3%
Adjusted net income	$94,867	$80,643	17.6%	$186,046	$160,396	16.0%
Diluted GAAP EPS	$0.49	$0.43	14.0%	$0.95	$0.86	10.5%
Diluted adjusted EPS	$0.55	$0.47	17.0%	$1.08	$0.93	16.1%

Revenue

Revenue grew 12.9% for the quarter ended June 30, 2013. Excluding the effect of recent acquisitions (Argus Information & Advisory Services and Aspect Loss Prevention), revenue grew 7.8% in the second-quarter of 2013. Overall revenue growth was the result of continued double-digit growth in Decision Analytics and single-digit growth in Risk Assessment. For second-quarter 2013, Decision Analytics revenue represented approximately 63% of total revenue.

Table 2A: Decision Analytics Revenues by Category

(in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Insurance	$133,785	$122,210	9.5%	$260,334	$238,546	9.1%
Financial services	50,529	35,299	43.1%	94,437	69,574	35.7%
Healthcare	61,087	50,381	21.3%	120,136	80,829	48.6%
Specialized markets	21,660	21,147	2.4%	42,864	41,620	3.0%

Total Decision Analytics	$267,061	$229,037	16.6%	$517,771	$430,569	20.3%

Within the Decision Analytics segment, revenue grew 16.6% for second-quarter 2013, and growth excluding recent acquisitions was 8.3%. Growth in the quarter was driven by strong increases in healthcare revenue. Accelerated growth from the insurance revenue category also contributed to second-quarter growth, as did the revenue from the acquisition of Argus, which is reported in the financial services category.

Within the insurance category, revenue growth was 9.5% for the second-quarter of 2013 and 8.9% excluding the recent acquisition of Aspect. This growth was driven by strong growth in underwriting solutions and continued good growth in catastrophe modeling solutions. Insurance fraud claims solutions and loss quantification solutions also added to revenue growth. Overall growth was driven by increased adoption of existing and new solutions and annual invoice increases for certain solutions.

In the financial services category, revenue increased 43.1% in second-quarter 2013 but declined 8.9% after adjusting for the acquisition of Argus. The decline in mortgage revenue within the financial services category reflected continued lower volumes in forensic audit solutions but was partially offset by growth in underwriting and appraisal solutions.

In the healthcare category, revenue in the second-quarter grew 21.3%, all organic. Revenue growth reflected continued expansion of solutions sold to existing customers as well as the addition of new customers. Beginning this quarter, MediConnect Global, acquired in March 2012 and part of revenue and quality intelligence solutions, is included in organic growth.

In the specialized markets category, revenue grew 2.4% in second-quarter 2013. Growth in weather and climate analytics was affected by lower growth in government contracts. Growth in environmental health and safety solutions was driven by ongoing customer agreements moderated by lower volumes of customer implementation projects.

Table 2B: Risk Assessment Revenues by Category

(in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Industry-standard insurance programs	$117,289	$111,730	5.0%	$233,739	$224,142	4.3%
Property-specific rating and underwriting information	36,970	32,459	13.9%	73,133	65,016	12.5%

Total Risk Assessment	$154,259	$144,189	7.0%	$306,872	$289,158	6.1%

Within the Risk Assessment segment, revenue grew 7.0% for the quarter. Revenue growth in industry-standard insurance programs was 5.0%, resulting primarily from the annual effect of growth in 2013 invoices effective from January 1.

Property-specific rating and underwriting information revenue grew 13.9% in the second-quarter. Growth was due to new sales resulting in higher committed volumes from certain customers as well as incremental revenue contributions due to the expiration of a revenue-sharing agreement with a technology provider in fourth-quarter 2012.

Cost of Revenue

Cost of revenue increased 18.8% in second-quarter 2013 and 12.3% excluding recent acquisitions compared with second-quarter 2012. The year-over-year increase relates primarily to additional investments in people and technology, especially in Decision Analytics in support of the growth of the business.

For second-quarter 2013, cost of revenue increased 7.0% for Risk Assessment and increased 24.0% for Decision Analytics (14.6% excluding recent acquisitions), driven by additional headcount to support new solutions. Growth in Decision Analytics cost of revenue was also influenced by investments for future solution development.

Selling, General, and Administrative

Selling, general, and administrative expense, or SG&A, decreased 2.1% in second-quarter 2013 and decreased 4.0% excluding recent acquisitions. The decrease relates primarily to lower stock-based compensation expenses associated with employees who have reached retirement age, partially offset by higher headcount in Decision Analytics in support of the growth of the business.

In second-quarter 2013, SG&A decreased 14.4% for Risk Assessment. SG&A grew 5.0% for Decision Analytics (2.1% excluding recent acquisitions).

EBITDA

For second-quarter 2013, consolidated EBITDA grew 13.3% to $185.6 million, with a consolidated EBITDA margin of 44.1%.

Table 3: Segment EBITDA

(in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Decision Analytics	$99,308	$87,706	13.2%	$192,931	$166,963	15.6%
EBITDA margin	37.2%	38.3%		37.3%	38.8%
Risk Assessment	$86,330	$76,099	13.4%	$172,408	$156,469	10.2%
EBITDA margin	56.0%	52.8%		56.2%	54.1%
Total EBITDA	$185,638	$163,805	13.3%	$365,339	$323,432	13.0%
EBITDA margin	44.1%	43.9%		44.3%	44.9%

Decision Analytics EBITDA grew 13.2% in second-quarter 2013 and Risk Assessment EBITDA grew 13.4% versus the same period in the previous year, as shown in Table 3.

The second-quarter 2013 EBITDA margin in Risk Assessment increased to 56.0% from 52.8% in second-quarter 2012 as a result of the previously discussed revenue growth and nearly flat expenses.

The second-quarter 2013 EBITDA margin for Decision Analytics decreased to 37.2% from 38.3% in second-quarter 2012, as margin expansion in existing solutions was offset by continuing investment in innovation.

Net Income and Adjusted Net Income

Net income increased 14.8% in second-quarter 2013 driven by growth in the business, but partially offset by increased interest expense and increased amortization associated with acquisitions. Adjusted net income grew 17.6% for second-quarter 2013. The table below sets forth a reconciliation of net income to adjusted net income and adjusted EPS based on historical results.

Table 4: Net Income and Adjusted Net Income

(in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Net Income	$84,205	$73,331	14.8%	$164,716	$147,932	11.3%
plus: Amortization of intangibles	17,196	12,187		34,403	20,774
less: Income tax effect on amortization of intangibles	(6,534)	(4,875)		(13,073)	(8,310)

Adjusted net income	$94,867	$80,643	17.6%	$186,046	$160,396	16.0%

Basic adjusted EPS	$0.56	$0.49	14.3%	$1.11	$0.97	14.4%

Diluted adjusted EPS	$0.55	$0.47	17.0%	$1.08	$0.93	16.1%

Weighted average shares outstanding
Basic	168,147,069	165,946,009		168,112,829	165,391,500

Diluted	172,467,688	171,901,349		172,614,164	171,626,084

Net Cash Provided by Operating Activities and Capital Expenditures

Net cash provided by operating activities was $246.7 million, an increase of $59.3 million, or 31.6%, for the six-month period ended June 30, 2013, compared with the same period in 2012. Cash provided by operations as reported was affected by the timing of excess tax benefits from exercised stock options in first-quarter 2013 and by a $72.0 million voluntary pension contribution in second-quarter 2012. Adjusted for those items, growth for the six-month period ended June 30, 2013, was 17.4%.

The increase in cash provided by operating activities was the result of a $43.8 million increase generated by improved profitability of the business, a $6.8 million decrease in working capital, and $86.7 million from pension and post-retirement benefits including the voluntary pension contribution in 2012. This was partially offset by a $12.4 million increase in interest paid due to higher debt levels and an increase of $65.6 million in taxes, including the timing of excess tax benefits from exercised stock options in first-quarter 2013 and the tax benefit related to the voluntary pension contribution in 2012.

Capital expenditures were $64.1 million in the six months ended June 30, 2013, an increase of $26.1 million over the same period in 2012. Capital expenditures were 7.8% of revenue for the six months ended June 30, 2013. Net cash provided by operating activities less capital expenditures represented 50.0% of EBITDA in the first six months of 2013. Adjusted for the timing of excess tax benefits from exercised stock options in first-quarter 2013 and the voluntary pension contribution in second-quarter 2012, net cash provided by operating activities less capital expenditures increased 7.8% to $218.7 million, representing 59.9% of EBITDA for the first six months of 2013.

Share Repurchases

The company continued to balance its internal investment and acquisition initiatives with share repurchases. In second-quarter 2013, the company repurchased shares for a total cost of $116.1 million at an average price of $59.71. On June 20, 2013, the company announced an additional $300 million authorization. At June 30, 2013, the company had $306.6 million remaining under its share repurchase authorization.

Conference Call

Verisk’s management team will host a live audio webcast on Wednesday, July 31, 2013, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the financial results and business highlights. All interested parties are invited to listen to the live event via webcast on the Verisk investor website at http://investor.verisk.com. The discussion is also available through dial-in number 1-877-755-3792 for U.S./Canada participants or 706-758-8912 for international participants.

A replay of the webcast will be available for 30 days on the Verisk investor website and also through the conference call number 1-855-859-2056 for U.S./Canada participants or 404-537-3406 for international participants using Conference ID # 16903623.

About Verisk Analytics

Verisk Analytics (Nasdaq:VRSK) is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, and risk management. Using advanced technologies to collect and analyze billions of records, Verisk Analytics draws on vast industry expertise and unique proprietary data sets to provide predictive analytics and decision support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, Verisk Analytics helps customers protect people, property, and financial assets. For more information, visit www.verisk.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “target,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Verisk’s quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K filed with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

The company has provided certain non-GAAP financial information as supplemental information regarding its operating results. These measures are not in accordance with, or an alternative for, U.S. GAAP and may be different from non-GAAP measures reported by other companies. The company believes that its presentation of non-GAAP measures, such as EBITDA, EBITDA margin, adjusted net income, and adjusted EPS, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the company’s management uses these measures for reviewing the financial results of the company and for budgeting and planning purposes.

EBITDA

Table 5 below sets forth a reconciliation of net income to EBITDA based on our historical results:

Table 5: EBITDA Reconciliation

(in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Net income	$84,205	$73,331	14.8%	$164,716	$147,932	11.3%
Depreciation and amortization of fixed and intangible assets	34,007	25,277	34.5%	66,428	45,508	46.0%
Interest expense	19,704	17,377	13.4%	39,794	33,762	17.9%
Provision for income taxes	47,722	47,820	(0.2%)	94,401	96,230	(1.9%)

EBITDA	$185,638	$163,805	13.3%	$365,339	$323,432	13.0%

EBITDA is a financial measure that management uses to evaluate the performance of our segments. In all periods shown here and going forward, the company defines “EBITDA” as net income before interest expense, income taxes, and depreciation and amortization of fixed and intangible assets. In previous periods, this measure also excluded investment income and realized gain on securities, net.

Although EBITDA is frequently used by securities analysts, lenders, and others in their evaluation of companies, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our statement of cash flow reported under U.S. GAAP. Management uses EBITDA in conjunction with traditional U.S. GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are as follows:

•	EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs.

•

Although depreciation and amortization are noncash charges, the assets being depreciated and amortized often will have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

•	Other companies in our industry may calculate EBITDA differently than we do, limiting the usefulness of their calculations as comparative measures.

Attached Financial Statements

Please refer to the full Form 10-Q filing for the complete financial statements and related notes.

VERISK ANALYTICS, INC.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2013 (Unaudited) and December 31, 2012

	As of June 30, 2013	As of December 31, 2012
(In thousands, except for share and per share data)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$172,587	$89,819
Available-for-sale securities	4,254	4,883
Accounts receivable, net of allowance for doubtful accounts of $4,936 and $4,753, respectively	186,549	178,430
Prepaid expenses	31,048	21,946
Deferred income taxes, net	10,463	10,397
Income taxes receivable	54,013	45,975
Other current assets	34,695	39,109

Total current assets	493,609	390,559

Noncurrent assets:
Fixed assets, net	185,928	154,084
Intangible assets, net	486,532	520,935
Goodwill	1,249,271	1,247,459
Other assets	24,011	47,299

Total assets	$2,439,351	$2,360,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$157,961	$187,648
Short-term debt and current portion of long-term debt	137,870	195,263
Pension and postretirement benefits, current	1,734	1,734
Fees received in advance	287,571	200,705

Total current liabilities	585,136	585,350

Noncurrent liabilities:
Long-term debt	1,266,910	1,266,162
Pension benefits	32,138	38,655
Postretirement benefits	2,267	2,627
Deferred income taxes, net	135,257	133,761
Other liabilities	52,138	78,190

Total liabilities	2,073,846	2,104,745

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $.001 par value; 1,200,000,000 shares authorized; 544,003,038 shares issued and 167,629,024 and 167,727,073 outstanding, respectively	137	137
Unearned KSOP contributions	(402)	(483)
Additional paid-in capital	1,116,948	1,044,746
Treasury stock, at cost, 376,374,014 and 376,275,965 shares, respectively	(1,733,283)	(1,605,376)
Retained earnings	1,070,443	905,727
Accumulated other comprehensive losses	(88,338)	(89,160)

Total stockholders’ equity	365,505	255,591

Total liabilities and stockholders’ equity	$2,439,351	$2,360,336

VERISK ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Six Months Ended June 30, 2013 and 2012

(In thousands, except for share and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$421,320	$373,226	$824,643	$719,727

Expenses:
Cost of revenues (exclusive of items shown separately below)	174,663	147,074	339,112	280,404
Selling, general and administrative	61,152	62,473	120,180	116,452
Depreciation and amortization of fixed assets	16,811	13,090	32,025	24,734
Amortization of intangible assets	17,196	12,187	34,403	20,774

Total expenses	269,822	234,824	525,720	442,364

Operating income	151,498	138,402	298,923	277,363

Other income (expense):
Interest expense	(19,704)	(17,377)	(39,794)	(33,762)
Investment income	40	156	88	261
Realized gain (loss) on available-for-sale securities, net	93	(30)	(100)	300

Total other expense, net	(19,571)	(17,251)	(39,806)	(33,201)

Income before income taxes	131,927	121,151	259,117	244,162
Provision for income taxes	(47,722)	(47,820)	(94,401)	(96,230)

Net income	$84,205	$73,331	$164,716	$147,932

Basic net income per share	$0.50	$0.44	$0.98	$0.89

Diluted net income per share	$0.49	$0.43	$0.95	$0.86

Weighted average shares outstanding:
Basic	168,147,069	165,946,009	168,112,829	165,391,500

Diluted	172,467,688	171,901,349	172,614,164	171,626,084

VERISK ANALYTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Six Months Ended June 30, 2013 and 2012

(In thousands)	For the Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$164,716	$147,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	32,025	24,734
Amortization of intangible assets	34,403	20,774
Amortization of debt issuance costs and original issue discount	1,368	1,096
Allowance for doubtful accounts	633	461
KSOP compensation expense	7,357	6,186
Stock based compensation	10,955	13,653
Realized loss (gain) on available-for-sale securities, net	100	(300)
Deferred income taxes	1,007	(535)
Loss on disposal of fixed assets	428	21
Excess tax benefits from exercised stock options	(63,934)	(31,624)
Other operating activities, net	28	(18)

Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(8,752)	(13,652)
Prepaid expenses and other assets	(1,696)	4,289
Income taxes	24,171	59,929
Accounts payable and accrued liabilities	(12,833)	(24,124)
Fees received in advance	86,866	77,038
Pension and postretirement benefits	(4,099)	(90,808)
Other liabilities	(26,052)	(7,617)

Net cash provided by operating activities	246,691	187,435

Cash flows from investing activities:
Acquisitions, net of cash acquired of $0 and $29,387, respectively	(983)	(331,330)
Purchase of non-controlling interest in non-public companies	—	(2,000)
Earnout payments	—	(250)
Proceeds from release of acquisition related escrows	192	—
Escrow funding associated with acquisitions	—	(17,000)
Purchases of fixed assets	(63,505)	(36,532)
Purchases of available-for-sale securities	(4,967)	(1,128)
Proceeds from sales and maturities of available-for-sale securities	5,826	1,203
Other investing activities, net	439	—

Net cash used in investing activities	(62,998)	(387,037)

Cash flows from financing activities:
Repayment of current portion of long-term debt	(45,000)	—
(Repayment) proceeds of short-term debt, net	(10,000)	150,000
Excess tax benefits from exercised stock options	63,934	31,624
Repurchase of common stock	(135,595)	(106,305)
Proceeds from stock options exercised	30,528	33,453
Other financing activities, net	(4,111)	(3,441)

Net cash (used in) provided by financing activities	(100,244)	105,331

Effect of exchange rate changes	(681)	(134)

Increase (decrease) in cash and cash equivalents	82,768	(94,405)

Cash and cash equivalents, beginning of period	89,819	191,603

Cash and cash equivalents, end of period	$172,587	$97,198

Supplemental disclosures:
Taxes paid	$71,029	$37,736

Interest paid	$39,029	$26,619

Noncash investing and financing activities:
Repurchase of common stock included in accounts payable and accrued liabilities	$3,550	$1,936

Deferred tax asset (liability) established on date of acquisition	$343	$(40,358)

Capital lease obligations	$2,106	$3,043

Capital expenditures included in accounts payable and accrued liabilities	$3,426	$1,864